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                                                                    Exhibit 99.2


VIA FEDERAL EXPRESS


September 1, 2000

Ms. Paula Oswald
Corporate Trust Department
State Street Bank and Trust Company of California N.A.
Corporate Trust Office
633 West 5th Street, 12th Floor
Los Angeles, California 90071

RE:      REDEMPTION OF 1.90% CONVERTIBLE SUBORDINATED NOTES DUE 2000
         (the "Notes")
         ISSUED BY CHIRON CORPORATION
         ----------------------------

Dear Ms. Oswald:

Pursuant to Section 3.01 of the Indenture dated November 15, 1993 ("Indenture") between Chiron Corporation ("Chiron") and State Street Bank and Trust Company of California N.A., as successor Trustee to The First National Bank of Boston, as trustee ("Trustee"), Chiron has the option to redeem all or any part of the Notes on or after November 17, 1996. Notice of Chiron's desire to exercise its option to redeem all of the Notes is required to be given to the Trustee and the holders of the Notes ("Holders") in accordance with Section 3.02 of the Indenture.

Accordingly, this letter serves to notify you that Chiron intends to redeem all of the outstanding Notes as of October 11, 2000 and has set OCTOBER 11, 2000 as the Redemption Date. The aggregate principal amount of Notes to be redeemed is $243,249,000 (or such lesser amount as may be then outstanding on the Redemption
Date) at a Redemption Price of $997.38 for each $1,000 of principal amount to be redeemed. The Redemption Price, plus accrued interest to but excluding the Redemption Date of $7.60 for each $1,000 of principal amount to be redeemed will be paid to the Holders upon presentation and surrender of the Notes at State Street's Corporate Trust Office. Pursuant to the terms of the Indenture and the Notes, on and after the Redemption Date, interest and Original Issue Discount shall no longer accrue on the Notes.

The Notes are currently convertible into Common Stock of Chiron at the Conversion Rate of 34.5924 shares per $1,000 principal amount. However, the Notes become due and payable in cash and shall no longer be convertible into Common Stock after the close of business on the business day preceding the Redemption Date. In this case, the right to convert will expire after the close of business on October 10, 2000.



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Ms. Paula Oswald
Corporate Trust Department
State Street Bank and Trust Company of California N.A.
September 1, 2000
Page 2


All conditions precedent, if any, provided for in the Indenture relating to the proposed redemption of all the Notes have been complied with. This Officers' Certificate is being delivered to you as Trustee pursuant to Section 17.05 of the Indenture.

Please acknowledge your receipt and agreement to the foregoing by signing and returning to us the enclosed copy of this letter in the self-addressed reply envelope provided.

If you have any questions regarding this notice, please do not hesitate to contact Jan Elberse at 510-923-2783 or Mark Abey at 510-923-3784.

Thank you for your assistance.



Very truly yours,


CHIRON CORPORATION


By: /s/ JAMES E. KENT                   By: /s/ WILLIAM G. GREEN
   ----------------------------------      -------------------------------
    James E. Kent                          William G. Green, Sr. Vice President
    Vice President and Treasurer           General Counsel and Secretary



ACKNOWLEDGED AND AGREED TO THIS 6th DAY OF SEPTEMBER, 2000.


STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.


By:  /s/ PAULA OSWALD
   --------------------------
Name: Paula Oswald
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Title: Vice President
      -----------------------